Allegro Biodiesel Partners with Investor Group
to Acquire Fuel Terminal at the Port of Alexandria

LOS ANGELES -- Allegro Biodiesel Corporation (OTC: ABDS) has signed a binding letter agreement to partner with an investor group to acquire, develop and operate the sole liquid terminal at the Port of Alexandria (the “Port”), as part of a strategic move to reduce transportation costs for feedstock, finished biodiesel product and other fuels.

The Port is located approximately 20 miles from Allegro’s Pollock biodiesel plant on the Red River, a tributary to the Mississippi River navigable by barge traffic. The Port also has direct access to Interstate 49. Upon development of the liquid terminal, Allegro will be able to move feedstock and biodiesel through the Port, which should significantly reduce Allegro’s logistics costs associated with the production and sale of biodiesel.

The joint-venture formed by Allegro and the investor group has signed a long term, 40-year lease of riverfront property with the Alexandria Port Authority, and plans to acquire 22 acres of adjacent land with existing liquid terminaling infrastructure, including 5 million gallons of tank storage and a fuel rack. Allegro will retain a minority interest in the Port venture. The letter agreement contains a call option for Allegro to purchase 100% of the venture’s equity interests not already owned, though if this option is not exercised, the investor group will be entitled to purchase Allegro’s interest. Darrell Dubroc and Tim Collins, directors and executives of Allegro, are members of the investor group, having been permitted by Allegro to participate in exchange for the waiver of certain compensation rights.

Allegro expects to close the transaction within several days. The complete terms of the transaction will be detailed in Allegro’s Form 8-K to be filed with the SEC by February 20, 2008.

About Allegro Biodiesel Corporation
Allegro Biodiesel Corporation is a producer and distributor of biodiesel fuel. Allegro operates a production facility located in Pollock, Louisiana that uses renewable agricultural-based feedstock to produce biodiesel. Allegro began sales in April 2006, becoming the first operational biodiesel producer in the state of Louisiana. For more information, click here or visit the company's website at www.allegrobiodiesel.com.

Caution Regarding Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. To the extent that this press release discusses expectations about market conditions, market acceptance, future sales, future financial performance, future disclosures, or otherwise statements about the future, such statements are forward-looking and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from the statements made. These factors include the risks associated our ability to obtain financing to fund our operations, the continued high price of commodities used by us to produce biodiesel, our performance and efficiency in producing biodiesel, and other risk factors discussed in the Risk Factors, Business Description and Management's Discussion and Analysis sections of our Registration Statement on Form SB-2, which was declared effective by the SEC on June 13, 2007, our Annual Report on Form 10-KSB for the year ended December 31, 2006, and subsequent Quarterly Reports on Form 10-QSB and current reports on Form 8-K.

Contact:
Tel:	(310) 670-2093
Fax:	(310) 670-4107
E-mail:	info@allegrobio.com